Exhibit 99(d)

JOHN A. COLEMAN, JR., ESQ., P.C.
A Professional Corporation
One Byram Brook Place
Armonk, New York 10504

John A. Coleman, Jr.	Tel (914) 730-0125 Fax (914) 992-7441

March 7, 2005

Deutsche Bank Trust Company Americas, as Depositary
60 Wall Street
New York, New York 10005

American Depositary Shares
evidenced by American Depositary Receipts
for deposited ordinary shares of
Credit Suisse Group

Dear Sirs:

        Referring to the Registration Statement on Form F-6 relating to the above-entitled American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs") each ADS representing one share of Credit Suisse Group (the "Company"), a corporation incorporated under the laws of Switzerland. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Deposit Agreement appearing, or incorporated by reference, in Exhibit (a)(1) to the Registration Statement.

        We are of the opinion that the ADSs covered by the Registration Statement, when issued in accordance with the terms of the Deposit Agreement, will, when sold, be legally issued and will entitle the holders thereof to the rights specified in the Deposit Agreement and the ADRs.

        The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/
John A. Coleman, Jr.